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                                                                      Exhibit 16

May 23, 2006


Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549


Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated May 23, 2006, of Argan, Inc. and are in agreement with the statements contained in paragraphs one and three therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Regarding the registrant's statement concerning the lack of internal control to prepare financial statements, included in paragraph one therein, we had considered such matter in determining the nature, timing, and extent of procedures performed in our audit of the registrant's January 31, 2006 consolidated financial statements.


                                                          /s/ Ernst & Young LLP